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                                    AMENDMENT

        THIS AMENDMENT, dated as of November 26, 1996 (the "Amendment") relating to the Credit Agreement referenced below, by and among NATIONAL MEDICAL CARE, INC., a Delaware corporation, certain subsidiaries and affiliates party to the Credit Agreement and identified on the signature pages hereto, and NATIONSBANK, N.A., as Paying Agent for and on behalf of the Lenders. Terms used but not otherwise defined shall have the meanings provided in the Credit Agreement.

                               W I T N E S S E T H

        WHEREAS, a $2.5 billion credit facility has been extended to National Medical Care, Inc. and certain subsidiaries and affiliates pursuant to the terms of that Credit Agreement dated as of September 27, 1996 (as amended and modified, the "Credit Agreement") among National Medical Care, Inc., the other Borrowers, Guarantors and the Lenders identified therein, and NationsBank, N.A., as Paying Agent;

        WHEREAS, the Company has requested modification of certain provisions of the Credit Agreement in anticipation of issuance of the Refinancing Securities;

        WHEREAS, the requested modifications require the consent of the Required Lenders; and

        WHEREAS, the Required Lenders have consented to the requested modifications on the terms and conditions set forth herein and have authorized the Paying Agent to enter into this Amendment on their behalf to give effect to this Amendment;

        NOW, THEREFORE, IN CONSIDERATION of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         A. The Credit Agreement is amended and modified in the following respects:

         1.  A new definition is added to Section 1.1 to read as follows:

                  "FMC Trust" means the Fresenius Medical Care Capital Trust, a Delaware statutory business trust.

         2. The definition of "Material Subsidiary" in Section 1.1 is modified to include the following phrase at the end thereof:

                  "; and provided, further, that for purposes of determining whether the FMC Trust is a Material Subsidiary hereunder, the subordinated notes given by Holdings to the FMC Trust in connection with the Refinancing Securities shall not be considered
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         as assets for purposes hereof, nor shall interest thereon be considered for purposes of determining Consolidated EBITDA under this definition."

         3. A new subsection (xvi) is added to the definition of "Permitted Investments", and subsection (xvi) is renumbered to be subsection (xvii) instead, to read as follows:

                  "(xvi) Investments by Holdings in the common securities of the FMC Trust in an amount not to exceed $1,000,000, and the loan by the FMC Trust to Holdings of the proceeds of the Refinancing Securities (as described in the description of Refinancing Securities in Schedule 1.1) and the common securities of the FMC Trust issued to Holdings;"

         4. Subsection (v) of Section 3.3(b) is amended to include the following sentence at the end of such subsection:

                  "In the case of any mandatory prepayment required under this clause (v) of this subsection (b), the Paying Agent hereby agrees upon request of the Company to hold amounts prepaid under such clause in a cash collateral account until the end of an applicable Interest Period, as an alternative to immediate application, in order to mitigate break-funding costs which would otherwise be payable under Section 3.12, provided that in any such case the payment into the cash collateral account shall be in the same currency as the Loan or Obligation as to which amounts in the cash collateral account will be applied at the end of the applicable Interest Period; and provided, further, that interest upon such amounts shall still be payable at the end of the applicable Interest Period as provided in Section 2.1(d)."

         5. References in Section 7.9(b) and (c) to the "Closing Date" are amended to refer instead to "October 1, 1996".

         6. In the lead-in language of subsection (g) of Section 8.1 the phrase "If Holdings is a Guarantor, the Refinancing Securities and Guaranty Obligations relating thereto" is modified to read as follows:

                  "If Holdings is a Guarantor, the Refinancing Securities and the common securities of the FMC Trust permitted by subsection (xvi) of the definition of "Permitted Investments", together with related subordinated debt, and Guaranty Obligations related thereto"

         7. In the lead-in language of subsection (d) of Section 8.4 immediately following the phrase "except for Investments in entities in which less than 50% is (or, as a result of the transaction, will be) owned by a Credit Party where such Investments are allowed by subclause (xiii) of the definition of Permitted Investments" there shall be added the following:

         "and Investment by Holdings in the common securities of the FMC Trust as allowed by subclause (xvi) of the definition of Permitted Investments,"


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         8. A new subsection (v) is added to Section 8.7, and subsection (v) is renumbered to be subsection (vi) instead, to read as follows:

                  "(v) the FMC Trust may issue the preferred securities in the amount of $360,000,000 as described in Schedule 1.1 hereto,"

         9. The reference in description of the "Senior Subordinated Notes" in
Schedule 1.1 as limited to an aggregate principal amount to $350,000,000, is amended and increased to $360,500,000; it being understood and agreed that the 9% Senior Subordinated Notes due December 1, 2006 to be issued under the Indenture dated as of November 27, 1996 among Holdings, the Subsidiary Guarantors therein defined, and Fleet National Bank, as Trustee, will be issued to evidence the loans made to Holdings of the proceeds from the issuance by the Trust of the preferred securities referred to in the definition of "Refinancing Securities" and the common securities of the FMC Trust contemplated by clause
(xvi) of the definition of Permitted Investments.

         B. Except as modified hereby, all of the terms and provisions of the Credit Agreement (and Exhibits and Schedules) remain in full force and effect.

         C. The Company agrees to pay all reasonable costs and expenses of the Paying Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen, PLLC.

         D. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

         E. This Amendment, and the Credit Agreement as amended hereby, shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

                  [Remainder of Page Intentionally Left Blank]


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         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

COMPANY:                       NATIONAL MEDICAL CARE, INC.,
                               a Delaware corporation

                               By /s/ Dr. Gerd Krick
                                  ------------------------------
                               Name:  Dr. Gerd Krick
                               Title: Chairman

                               FRESENIUS MEDICAL CARE AG

                               By /s/ Dr. Gerd Krick
                                  ------------------------------
                               Name:  Dr. Gerd Krick
                               Title: Chairman of the Managing Board

                               By /s/ Udo Werle
                                  ------------------------------
                               Name:  Udo Werle
                               Title: Member of the Managing Board

PAYING AGENT:                  NATIONSBANK, N.A.,
                               as Paying Agent for and on behalf of the Lenders

                               By /s/ Ashley M. Crabtree
                                  ------------------------------
                                      Ashley M. Crabtree
                                      Vice President


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